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                                                                     Exhibit 5.1



                                         October 28, 1997

Bank of America National Trust and Savings Association
Bank of America, FSB
555 California Street.
San Francisco, CA 94104


Ladies and Gentlemen:

     We have acted as counsel to Bank of America National Trust and Savings Association, a national banking association ("Bank of America"), and Bank of America, FSB, a federal savings bank ("Bank of America, FSB" and each of Bank of America and Bank of America, FSB, a "Registrant"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Registration Statement on Form S-3 filed by the Registrants with the Commission (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of its Manufactured Housing Contract Trust Pass-Through Certificates (the "Certificates"). The Certificates are issuable in series (each, a "Series") under separate Pooling and Servicing Agreements (each, a "Pooling Agreement") by and among either Registrant or both of them, in each case, as seller of manufactured housing installment sales contracts and installment loan contracts, Bank of America, FSB, as servicer, and the trustee selected for such Series. The Certificates of each Series are to be sold as described in the Registration Statement and the prospectus and prospectus supplement relating to such Series.

          We have examined such instruments, documents and records as we deemed relevant and necessary as a basis for our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
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          Based on such examination, we are of the opinion that when the issuance of each Series of Certificates has been duly authorized by appropriate corporate action and the Certificates of such Series have been duly executed, authenticated and delivered in accordance with the terms of the Pooling Agreement relating to such Series and sold in the manner described in the Registration Statement and the prospectus and prospectus supplement relating thereto, the Certificates of such Series will be legally issued, fully paid, binding obligations of the trust created by each Pooling Agreement, and the holders of the Certificates of such Series will be entitled to the benefits of the Pooling Agreement, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement and the prospectus contained therein.

                                       Very truly yours,



                                       ORRICK, HERRINGTON & SUTCLIFFE LLP